Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

Crux Biomedical, Inc.:

We have audited the accompanying balance sheet of Crux Biomedical, Inc. (a development stage company) (the Company) as of December 31, 2011, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2011, and for the period from January 14, 2005 (inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crux Biomedical, Inc. as of December 31, 2011, and the results of its operations and its cash flows for the year ended December 31, 2011, and for the period from January 14, 2005 (inception) to December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Irvine, California

February 22, 2013

Crux Biomedical, Inc.

(A Development Stage Company)

Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,578	$6,203
Prepaid expenses and other current assets	71	54

Total current assets	2,649	6,257
Property and equipment, net	77	85

Total assets	$2,726	$6,342

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$115	$192
Accrued expenses	180	136

Total current liabilities	295	328

Total liabilities	295	328

Commitments and contingencies (Note 10)

Series D redeemable preferred stock ($0.001 par value); 13,000,000 shares authorized; 12,280,640 shares issued and outstanding as of September 30, 2012 (unaudited) and December 31, 2011 (aggregate liquidation preference of $36,842 as of September 30, 2012 (unaudited) and December 31, 2011).	26,920	15,757

Stockholders’ deficit:
Series A convertible preferred stock ($0.001 par value); 939,023 shares authorized, issued and outstanding as of September 30, 2012 (unaudited) and December 31, 2011 (aggregate liquidation preference of $3,850 as of September 30, 2012 (unaudited) and December 31, 2011).	9	9
Series B convertible preferred stock ($0.001 par value); 303,843 shares authorized as of September 30, 2012 (unaudited) and December 31, 2011; 288,459 shares issued and outstanding as of September 30, 2012 (unaudited) and December 31, 2011 (aggregate liquidation preference of $2,250 as of September 30, 2012 (unaudited) and December 31, 2011).	3	3
Series C convertible preferred stock ($0.001 par value); 11,236,482 shares authorized, issued and outstanding as of September 30, 2012 (unaudited) and December 31, 2011 (aggregate liquidation preference of $9,158 as of September 30, 2012 (unaudited) and December 31, 2011).	11	11
Common stock, $0.001 par value, 35,000,000 shares authorized as of September 30, 2012 (unaudited) and December 31, 2011; 706,279 and 519,940 shares issued and outstanding as of September 30, 2012 (unaudited) and December 31, 2011, respectively.	1	1
Additional paid-in capital	583	11,617
Deficit accumulated during the development stage	(25,096)	(21,384)

Total stockholders’ deficit	(24,489)	(9,743)

Total liabilities and stockholders’ deficit	$2,726	$6,342

See accompanying notes to financial statements.

Crux Biomedical, Inc.

(A Development Stage Company)

Statements of Operations

(in thousands)

	Nine months ended September 30,		Year ended December 31, 2011	Period from January 14, 2005 (inception) to December 31, 2011
	2012	2011
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$3,361	$3,402	$4,348	$19,058
General and administrative	350	268	348	1,917

Total operating expenses	3,711	3,670	4,696	20,975

Loss from operations	(3,711)	(3,670)	(4,696)	(20,975)

Interest income	—	—	—	102
Interest expense	—	(110)	(110)	(506)

Loss before income taxes	(3,711)	(3,780)	(4,806)	(21,379)
Income tax expense	1	1	1	5

Net loss	$(3,712)	$(3,781)	$(4,807)	$(21,384)

See accompanying notes to financial statements.

Crux Biomedical, Inc.

(A Development Stage Company)

Statements of Stockholders’ Deficit

Period from January 14, 2005 (inception) to December 31, 2011

(in thousands, except share amounts)

	Convertible Preferred Stock									Deficit accumulated during the development stage
	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common stock		Additional paid-in capital		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Inception (January 14, 2005)	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock to founders	—	—	—	—	—	—	400,000	1	3	—	4
Issuance of Series A preferred stock	865,853	8	—	—	—	—	—	—	3,462	—	3,470
Issuance of Series A preferred stock to founder in exchange for notes payable	73,170	1	—	—	—	—	—	—	285	—	286
Issuance of Series B preferred stock	—	—	288,459	3	—	—	—	—	2,202	—	2,205
Issuance of preferred stock warrant	—	—	—	—	—	—	—	—	57	—	57
Issuance of common stock	—	—	—	—	—	—	7,500	—	3	—	3
Issuance of common stock in exchange for services	—	—	—	—	—	—	1,325	—	1	—	1
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	17,946	—	3	—	3
Issuance of Series C preferred stock	—	—	—	—	11,236,482	11	—	—	9,114	—	9,125
Stock-based compensation expense	—	—	—	—	—	—	—	—	49		49
Net loss	—	—	—	—	—	—	—	—	—	(16,577)	(16,577)

Balance, December 31, 2010	939,023	9	288,459	3	11,236,482	11	426,771	1	15,179	(16,577)	(1,374)
Issuance of common stock in exchange for services	—	—	—	—	—	—	93,169	—	5	—	5
Accretion of Series D preferred stock	—	—	—	—	—	—	—	—	(3,589)	—	(3,589)
Stock-based compensation expense	—	—	—	—	—	—	—	—	22	—	22
Net loss	—	—	—	—	—	—	—	—	—	(4,807)	(4,807)

Balance, December 31, 2011	939,023	9	288,459	3	11,236,482	11	519,940	1	11,617	(21,384)	(9,743)
Issuance of common stock in exchange for services (unaudited)	—	—	—	—	—	—	186,339	—	112	—	112
Accretion of Series D preferred stock (unaudited)	—	—	—	—	—	—	—	—	(11,163)	—	(11,163)
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	—	—	17	—	17
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(3,712)	(3,712)

Balance, September 30, 2012 (unaudited)	939,023	$9	288,459	$3	11,236,482	$11	706,279	$1	$583	$(25,096)	$(24,489)

See accompanying notes to financial statements.

Crux Biomedical, Inc.

(A Development Stage Company)

Statements of Cash Flows

(in thousands)

			Year ended December 31, 2011	Period from January 14, 2005 (inception) to December 31, 2011

	Nine Months ended
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(3,712)	$(3,781)	$(4,807)	$(21,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20	20	29	156
Amortization of deferred financing fees	—	—	—	109
Issuances of common stock in exchange for services	112	5	5	9
Stock-based compensation	17	14	22	71
Noncash interest expense on convertible notes payable	—	60	60	205
Gain on disposal of property and equipment	—	—	—	(14)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(17)	(13)	(1)	(54)
Accounts payable	(77)	71	34	192
Accrued expenses	44	101	(42)	136

Net cash used in operating activities	(3,613)	(3,522)	(4,700)	(20,574)

Cash flows from investing activities:
Proceeds from sale of equipment	—	—	—	19
Property and equipment purchases	(12)	(22)	(46)	(246)

Net cash used in investing activities	(12)	(22)	(46)	(227)

Cash flows from financing activities:
Proceeds from issuance of Series A convertible preferred stock	—	—	—	3,456
Proceeds from issuance of Series B convertible preferred stock	—	—	—	1,448
Proceeds from issuance of Series C convertible preferred stock	—	—	—	7,167
Proceeds from issuance of Series D redeemable preferred stock	—	8,829	8,829	8,829
Proceeds from issuance of common stock	—	—	—	3
Proceeds from exercise of common stock options	—	—	—	3
Issuance of demand notes payable	—	2,000	2,000	6,150
Issuance of long-term debt	—	—	—	1,500
Repayment of long-term debt	—	—	—	(1,500)
Payment of financing costs	—	—	—	(52)

Net cash provided by financing activities	—	10,829	10,829	27,004

Net increase (decrease) in cash and cash equivalents	(3,625)	7,285	6,083	6,203
Cash and cash equivalents, beginning of period	6,203	120	120	—

Cash and cash equivalents, end of period	$2,578	$7,405	$6,203	$6,203

Supplemental disclosure of cash flow information:
Income taxes	$1	$1	$1	$5
Interest expense	—	—	—	200
Noncash investing and financing activities:
Conversion of demand notes into Series A convertible preferred stock	$—	$—	$—	$300
Conversion of demand notes and accrued interest into Series B convertible preferred stock	—	—	—	757
Conversion of demand notes and accrued interest into Series C convertible preferred stock	—	—	—	1,958
Conversion of demand notes and accrued interest into Series D redeemable preferred stock	—	3,339	3,339	3,339
Accretion of Series D redeemable preferred stock	11,163	1,937	3,589	3,589

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements

(1)	Organization and Description of Business

Crux Biomedical, Inc. (the “Company”) was incorporated under the provisions of the General Corporation Law of the State of Delaware on January 14, 2005. Its operations are focused on the development of filter technology for the vascular, cardiovascular and interventional radiology markets. The Company’s activities since inception have consisted principally of performing research and development, raising capital, acquiring product and technology rights and recruiting personnel. Accordingly, the Company is considered to be in the development stage.

On December 12, 2012, pursuant to an agreement and plan of merger dated December 1, 2012, by and among Volcano Corporation (“Volcano”), Volcalypso, Inc., a wholly-owned subsidiary of Volcano (“Merger Sub”), the Company, Shareholder Representative Services, LLC, as the stockholders’ representative, and DPD Newco, LLC (the “Merger Agreement”), Merger Sub merged with and into the Company (the “Merger”) (see Note 12).

(2)	Development Stage Risks and Liquidity

Since inception, the Company has incurred significant losses from operations and expects losses to continue for the foreseeable future during its development stage. During the year ended December 31, 2011, the Company incurred a net loss of $4,807,000 and had negative cash flows from operating activities of $4,700,000. In addition, the Company has incurred operating losses since inception and has a deficit accumulated during development stage of $21,384,000 as of December 31, 2011.

Operations of the Company are subject to certain risks associated with a development stage enterprise, including uncertainty of product candidate development, technological uncertainty, dependence on collaborative partners, uncertainty regarding patents and proprietary rights, regulatory approvals and other government regulations.

The Company will require additional financing to develop its products and technologies, obtain regulatory approvals, fund operating losses and, if deemed appropriate, establish manufacturing, sales and marketing capabilities. The Company will seek funds through the support of Volcano, its new parent company, debt financing and other sources of financing. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies. If adequate funds are not available to the Company, the Company may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts and/or pursue merger and acquisition strategies. As of December 31, 2011, management believes that its cash resources are sufficient to fund working capital requirements, capital expenditures and operations over at least the next 12 months.

(3)	Summary of Significant Accounting Policies

These financial statements are prepared on a going concern basis that contemplates the realization of assets and the discharge of liabilities in the normal course of business.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, depreciation and amortization, certain accruals and the valuation of stock options.

The unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the financial position of the Company as of September 30, 2012 and the results of its operations for the nine months ended September 30, 2012 and 2011 and its cash flows for the nine months ended September 30, 2012 and 2011. The results of operations for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. Actual results could differ materially from the estimates and assumptions used in the preparation of our financial statements.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of those instruments.

Cash and Cash Equivalents

Cash and cash equivalents consist of balances with banks, including amounts in interest bearing accounts. The Company considers all short-term highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents to the extent they exceed federal insurance limits. Risks associated with cash and cash equivalents are mitigated by banking with creditworthy institutions. Cash and cash equivalents are deposited in demand and money market accounts with U.S. FDIC-insured financial institutions in the United States. The Company has not experienced any credit losses on its cash and cash equivalents through December 31, 2011 and September 30, 2012 (unaudited).

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Furniture and equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets, which is five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets, or the original lease term. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the Company’s accounts, and the resulting gain or loss is reflected in the statements of operations.

Repairs and maintenance costs are charged to expense as incurred and significant improvements and betterments that substantially enhance the useful life of an asset are capitalized and amortized.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets, such as property and equipment, for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by a comparison of the carrying amount of the assets to the estimated undiscounted future cash flows expected to be generated by the use of the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value, which is typically calculated using discounted expected future cash flows. When the indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value.

Redeemable Preferred Stock

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480-10-S99, Classification and Measurement of Redeemable Securities, the carrying value of the redeemable preferred stock is classified as temporary equity and is increased by periodic accretions so that the carrying amount will equal the redemption amount as of the earliest expected redemption date using the effective interest method. Accretion is charged to additional paid-in-capital until that balance is reduced to zero and any remaining accretion is charged to deficit accumulated during the development stage.

Convertible Preferred Stock and Derivative Financial Instruments

The Company’s Series A and Series C convertible preferred stock (see Note 8) contains tranche rights, which are considered to be free-standing derivative financial instruments, as the rights are both legally detachable and separately exercisable. The Company accounts for such derivative financial instruments in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”) and has determined the preferred stock tranche rights meet the scope exception in FASB ASC 815-10-15-74(a). As a result, the preferred stock tranche rights are classified as equity.

Research and Development

Research and development costs are expensed as incurred and consist primarily of costs associated with personnel, including salaries and occupancy costs and expenses for outside consultants and contractors.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Clinical Studies

Research and development costs for activities associated with clinical studies performed by third parties and all other costs relative to setting up clinical study sites are recognized as research and development expense as incurred. Clinical study site costs related to patient enrollment are accrued as patients are entered into the studies.

Stock-Based Compensation

The Company accounts for share-based compensation arrangements using the fair value method, which requires the measurement and recognition of compensation expense in the statements of operations for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values. Share-based compensation arrangements currently include stock options granted and restricted shares issued. Restricted shares are issued to employees as bonuses based on the fair value of the services provided. The Company is required to estimate the fair value of share-based payment awards using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Option Grants to Non-employees

Option grants to non-employees are valued using the fair value method in accordance with FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances are established.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management continues to assess the need for a valuation allowance on the deferred tax asset by evaluating both positive and negative evidence that may exist. Any adjustment to the net deferred tax asset valuation allowance would be recorded in the income statement for the period that the adjustment is determined to be required. At December 31, 2011, all deferred tax assets, without offsetting liabilities in the same jurisdiction, were fully offset by a valuation allowance.

FASB ASC Topic 740, Income Taxes (“ASC 740”), clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. ASC 740 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in net assets during a period resulting from non-owner sources. Net loss is equal to comprehensive loss for the year ended December 31, 2011, the period from January 14, 2005 (inception) through December 31, 2011 and the nine months ended September 30, 2012 (unaudited).

(4)	Property and Equipment

As of December 31, 2011, property and equipment is comprised of the following (in thousands):

December 31, 2011
Laboratory equipment	$114
Computer equipment	65
Leasehold improvements	16

195
Less accumulated depreciation and amortization	(110)

$85

Depreciation and amortization expense was $29,000 for the year ended December 31, 2011 and $156,000 for the period from January 14, 2005 (inception) to December 31, 2011.

(5)	Accrued Expenses

As of December 31, 2011, accrued expenses consist of the following (in thousands):

December 31, 2011
Accrued compensation	$110
Clinical studies	18
Other	8

$136

(6)	Debt

From September 2010 through March 2011, the Company issued demand promissory notes to several investors and a founder of the Company in the aggregate amount of $3,200,000 (the “Notes”). The Notes bore interest at 10.0% per annum. In June 2011, the Notes together with accrued interest of $139,000, in the amount of $3,339,000 were converted at their carrying amounts to Series D Preferred Stock (see Note 7).

From July 2008 through November 2008, the Company issued demand promissory notes to several investors and a founder of the Company in the aggregate amount of $1,900,000. The notes bore interest at 10.0% per annum. In November 2008, the notes together with accrued interest of $58,000 were converted at their carrying amounts to Series C Preferred Stock.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

On October 31, 2007, the Company entered into a loan and security agreement to borrow up to $1,500,000 (the “Loan and Security Agreement”) with a maturity date on October 31, 2010. In November 2007, the first tranche of $600,000 was received and the second tranche of $900,000 was received in February 2008. The loans bore interest at prime, plus 1.25% with interest and principal paid monthly. In connection with the issuance of this debt, the Company issued to the lenders warrants for the purchase of an aggregate of 15,384 shares of Series B convertible preferred stock (the “Series B Preferred Stock”) at an exercise price of $7.80 per share (see Note 8). In December 2008, the Company repaid the loan early together with accrued interest, an end of term payment of $75,000 and a prepayment penalty of $25,000.

From June 2007 through August 2007, the Company issued demand promissory notes to several investors and a founder of the Company in the aggregate amount of $750,000. The notes bore interest at 8.25% to 10.0% per annum. In September 2007, the notes together with accrued interest of $7,000 were converted at their carrying amounts to Series B Preferred Stock

In July 2005, the Company issued a non-interest bearing demand promissory note to a founder of the Company in the amount of $300,000. In July 2005, the note was converted at its carrying amounts to Series A Preferred Stock.

(7)	Redeemable Preferred Stock

On June 2, 2011, the Company entered into a purchase agreement (the “Series D Purchase Agreement”) with various investors for the sale and issuance by the Company of 12,280,640 shares of Series D redeemable preferred stock (the “Series D Preferred Stock”) for $8,829,000 in cash, which is net of issuance costs of $113,000 and the conversion of Notes and accrued interest in the amount of $3,339,000 (see Note 6).

The significant terms and conditions of the Series D Preferred Stock follow:

Voting—Each holder of Series D Preferred Stock shall be entitled to a number of votes per share of Series D Preferred Stock equal to the number of votes per share for each share of Series B Preferred Stock.

Dividends—Each holder of Series D Preferred Stock is entitled to receive dividends prior to and in preference to any declaration or payment of any dividends on common stock based on an annual rate (subject to adjustments for stock dividends, splits, combinations and similar events). The dividends are not cumulative and no dividends on Series D Preferred Stock been declared by the Board of Directors (“BOD”) through December 31, 2011 and September 30, 2012 (unaudited).

Liquidation Preference—In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of Series A convertible stock (the “Series A Preferred Stock”), Series B Preferred Stock and Series C convertible preferred stock (the “Series C Preferred Stock”) (collectively the “Junior Preferred Stock”) or common stock by reason of their ownership of such stock, an amount equal to $3.00 per share (subject to adjustments for stock dividends, splits, combinations and similar events) for each share of Series D Preferred Stock held by them, plus all declared but unpaid dividends, if any. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series D Preferred Stock are insufficient to permit the payment to such holders of the full amounts described above, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

Conversion Rights—The Series D Preferred Stock is not convertible into common stock.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Redemption Rights—(a) Automatic Redemption— Shares of Series D Preferred Stock shall be deemed automatically redeemed by the Company at a price per share equal to the Series D Liquidation Preference, plus an amount equal to all declared but unpaid dividends due thereon (the “Redemption Price”), immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, in connection with which all outstanding shares of Junior Preferred Stock are being converted into shares of common stock (the “IPO and the date of such redemption, the “Redemption Date”).

(b) Optional Redemption— Until the first to occur of (i) a liquidation, dissolution or winding up of the Company, (ii) the closing of the Company’s first firm commitment underwritten public offering of the Company’s common stock registered under the Securities Act of 1933, as amended, and (iii) the first closing of the first transaction or series of transactions after the Series D Financing, pursuant to which the Company issues and sells shares of its preferred stock for aggregate gross proceeds of at least $5,000,000 with the principal purpose of raising capital (the “Next Qualified Equity Financing”), any holder of Series D may require the Company to redeem any or all of the shares of Series D Preferred Stock purchased by such holder hereunder upon the first closing of the Next Qualified Equity Financing in exchange for a number of shares of preferred stock sold in the Next Qualified Equity Financing equal to the redemption price divided by seventy percent (70%) of the price per share paid by cash purchasers of shares of preferred stock issued and sold in the Next Qualified Equity Financing.

Series D Preferred Stock is classified as temporary equity in accordance with ASC 480-10-S99 as it is conditionally redeemable (see Redemptions Rights above). The Company is recording periodic accretions so that the carrying amount of the Series D Preferred Stock will equal the minimum redemption amount of $36,842,000 as of the earliest expected redemption date using the effective interest method.

As of the date of issuance of the Series D Preferred Stock in June 2011, the Company expected that the earliest redemption date would occur in approximately two and one-half years, which was based on management’s best estimate at that time. In July 2012, the Company revised its estimate of the earliest expected redemption date to December 31, 2012 (unaudited), which was based on management’s best estimate of the timing of a liquidation event given improved product development and merger discussions being held at that time.

During the year ended December 31, 2011, the Company recorded accretion of $3,589,000. During the nine months ended September 30, 2012, the Company recorded accretion of $11,163,000 (unaudited).

(8)	Stockholders’ Equity

(a)	Convertible Preferred Stock

As of December 31, 2011, Convertible Preferred Stock consists of the following (in thousands, except share amounts):

	Shares		Aggregate Liquidation preference
	Authorized	Issued and Outstanding
Series A	939,023	939,023	$3,850
Series B	303,843	288,459	2,250
Series C	11,236,482	11,236,482	9,158

	12,479,348	12,463,964	$15,258

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Preferred stock issuances—The issuances of Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (collectively the “Junior Preferred Stock”) have been as follows:

On July 27, 2005, the Company entered into a purchase agreement (the “Series A Purchase Agreement”) with various investors for the sale and issuance by the Company of 939,023 shares of Series A Preferred Stock for $3,850,000 in two tranches. Pursuant to the Series A Purchase Agreement, the Company issued (i) 439,023 shares of Series A Preferred Stock in exchange for $1,416,000 in cash, which is net of issuance costs of $84,000 and the conversion of a note payable in the amount of $300,000, on July 27, 2005; and (ii) 500,000 shares of Series A Preferred Stock for $2,040,000 in cash, which is net of issuance costs of $10,000, on September 8, 2006.

On September 18, 2007, the Company entered into a purchase agreement (the “Series B Purchase Agreement”) with various investors for the sale and issuance by the Company of 288,459 shares of Series B Preferred Stock for $1,448,000 in cash, which is net of issuance costs of $45,000 and the conversion of notes payable together with accrued interest in the amount of $757,000.

On November 24, 2008, the Company entered into a purchase agreement (the “Series C Purchase Agreement”) with various investors for the sale and issuance by the Company of 11,236,482 shares of Series C Preferred Stock for $9,158,000 in three tranches. Pursuant to the Series C Purchase Agreement, the Company issued (i) 5,162,868 shares of Series C Preferred Stock in exchange for $2,227,000 in cash, which is net of issuance costs of $23,000 and the conversion of notes payable together with accrued interest in the amount of $1,958,000 on November 24, 2008; (ii) 2,883,432 shares of Series C Preferred Stock for $2,340,000 in cash, which is net of issuance costs of $10,000 on April 30, 2009 and (iii) 3,190,182 shares of Series C Preferred Stock for $2,600,000 in cash on January 15, 2010.

The significant terms and conditions of the Junior Preferred Stock as of December 31, 2011 are as follows:

Voting—Each holder is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted.

Dividends—Each holder is entitled to receive dividends prior to and in preference to any declaration or payment of any dividends on common stock, based on annual rates of $0.41 per share for the Series A Preferred Stock, $0.78 per share for the Series B Preferred Stock and $0.0815 per share for the Series C Preferred Stock (subject to adjustments for stock dividends, splits, combinations and similar events). The dividends are not cumulative. No dividends have been declared by the BOD through December 31, 2011 and September 30, 2012 (unaudited).

Liquidation Preference—In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary and after payment or setting aside the full preferential amounts to holders of Series D Preferred Stock, the Junior Preferred Stock are entitled to receive, prior to and in preference to any distribution of any Company assets to the holders of common stock by reason of their ownership of such stock, an amount equal to $4.10 per share for Series A Preferred Stock, $7.80 per share for Series B Preferred Stock and $0.815 per share for Series C Preferred stock (subject to adjustments for stock dividends, splits, combinations and similar events).

Participation Rights—After payment or setting aside of the full preferential amounts to the holders of Series D Preferred Stock, the entire remaining assets legally available for distribution by the Company shall be distributed with equal priority and pro rata among the holders of the Junior Preferred Stock (on an as converted to common stock basis) and the common stock; provided, however, that upon such time that the holders of Series C Preferred Stock have received an amount equal to three times the Liquidation Preference for such shares of Series C Preferred stock, then such holders of Series C Preferred Stock shall stop participating in the remaining assets of the Company; provided, further, however, that upon such time that holders of Series A Preferred Stock and Series B Preferred Stock have received an amount equal to two times the Liquidation Preference for such shares of Series A Preferred Stock and Series B Preferred Stock, then such holders of Series A Preferred Stock and Series B Preferred Stock shall stop participating in the remaining assets of the Company; and the remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of common stock.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Mandatory Conversion—The Junior Preferred Stock will automatically convert to shares of common stock on a one-for-one basis (i) immediately prior to the closing of a firm commitment underwritten public offering with a price per share not less than $8.20 per share (subject to adjustments for stock dividends, splits, combinations and similar events) and gross proceeds to the Company of not less than $10,000,000 (net of underwriting discounts and commissions) (a “Qualified Public Offering”), or (ii) upon the election of holders representing greater than 50% of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a combined class and on an as converted basis; and (iii) upon the election of holders representing greater than 75% of the outstanding shares of Series C Preferred Stock, voting together as a combined class and on an as converted basis. In connection with the automatic conversion, the holders of Junior Preferred Stock will recover all dividends declared but not paid, if any, through the date of the conversion.

Preferred Stock Warrants—In connection with the Loan and Security Agreement (see Note 6), the Company issued warrants to the lender to purchase a total of 15,384 shares of Series B Preferred Stock at a price of $7.80 per share. The warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire on October 31, 2014. As of September 30, 2012 and December 31, 2011, the Series B warrants remain outstanding and the Company has reserved sufficient shares of Series B Preferred Stock for issuance upon the conversion of the outstanding Series B Preferred Stock warrants. The preferred stock warrants are immaterial.

(b)	Common Stock

In February and March 2005, the Company issued 400,000 shares of common stock to its founders in exchange for cash in the amount of $4,000. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the BOD, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared by the BOD through December 31, 2011 and September 30, 2012 (unaudited).

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

(c)	Common Stock Reserved for Future Issuance

As of December 31, 2011, the Company has reserved the following shares of common stock for issuance in connection with:

December 31, 2011
Conversion of Series A preferred stock	939,023
Conversion of Series B preferred stock	288,459
Conversion of Series C preferred stock	11,236,842
Exercise of warrants to purchase Series B Preferred Stock	15,384
Options issued and outstanding	2,154,547
Options available for issuance under the stock option plan	259,629

14,893,884

(d)	Stock-Based Compensation Plans

In 2005, the Company adopted the 2005 Stock Plan (the “Plan”), which is divided into two separate equity programs: (1) an option grant program under which it may grant non-statutory (“NSO”) stock options to eligible employees and consultants and incentive stock options (“ISO”) which it may grant to eligible employees, and (2) a stock issuance program under which eligible employees and consultants may purchase shares as consideration for services rendered to the Company (“Stock Purchase Rights”). The Company issues new shares of common stock upon the exercise of options or Stock Purchase Rights.

As of December 31, 2011, a maximum of 2,534,116 options to purchase shares of common stock were available for grant under this Plan, with 259,629 options still available for grant.

The Plan permits Stock Purchase Rights and non-statutory stock options to be granted at prices no less than 85% of the fair market value per share of the Company’s common stock on the stock option grant date. Incentive stock options must be granted at prices no less than 100% of the fair market value per share of common stock on the option grant date. If the Stock Purchase Rights or stock options are granted to a 10% stockholder, then the purchase or exercise price per share may not be less than 110% of the fair market value per share of the Company’s common stock on the grant date.

The BOD sets the fair value and exercise price for the underlying shares at the grant date. The options generally vest over four years, which include certain grants vesting monthly over the four year period and certain grants vesting at a rate of 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years. Options may be exercised by the holder over a period of up to a maximum of ten years.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Stock Options

Activity under the Plan as of and for the year ended December 31, 2011 is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
Outstanding as of December 31, 2010	1,874,125	$0.09
Options granted	140,000	0.06
Options forfeited	(25,000)	0.11

Outstanding as of December 31, 2011	1,989,125	$0.09	7.30

Vested and expected to vest as of December 31, 2011	1,989,125	$0.09	7.30

Exercisable as of December 31, 2011	1,329,622	$0.10	7.12

The weighted average grant date fair value of options granted during the year ended December 31, 2011 was $0.06. There were no options exercised in the year ended December 31, 2011. The weighted average grant date fair value of options granted during the period from January 14, 2005 (inception) to December 31, 2011 was $0.09. The exercise price for options exercised in the period from January 14, 2005 (inception) to December 31, 2011 was $0.14.

As of December 31, 2011, the total compensation cost related to unvested stock options granted to employees under the Plan, but not yet recognized, was $24,000. This cost is expected to be recognized on a straight-line basis over a weighted average term of 1.3 years and will be adjusted for subsequent changes in estimated forfeitures.

As of December 31, 2011, there were also 165,422 options granted to non-employees outstanding. There were no non-employee options granted or exercised during the year ended December 31, 2011. The weighted average grant date fair value of non-employee options granted during the period from January 14, 2005 (inception) to December 31, 2011 was $0.11. There were no non-employee options exercised in the period from January 14, 2005 (inception) to December 31, 2011.

As of December 31, 2011, the total compensation cost related to stock options granted to non-employees under the Plan is immaterial.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Determining Fair Value

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

	Year ended December 31, 2011	Period from January 14, 2005 (inception) to December 31, 2011
Expected life - years	5.25-6.25	5.25-6.25
Estimated volatility factor	44.3%	44.3%
Risk-free interest rate	1.6%	1.1% - .5.1%
Expected dividends	Zero	Zero

The Black-Scholes option-pricing model requires the Company to make assumptions and judgments about the variables used in the calculation including the expected life (weighted average period of time that the options granted are expected to be outstanding), the volatility and fair market value of the Company’s common stock, and an assumed risk-free interest rate. The Company estimates forfeitures and only recognizes expense for those shares expected to vest. Estimated forfeiture rates are based on our historical forfeiture experience.

The Company uses the simplified calculation of expected term described in the Securities and Exchange Commission Staff Accounting Bulletin No. 107 (“SAB 107”) and volatility is based on an average of the volatilities of the common stock of several entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

Stock compensation expense

Stock compensation expense is comprised as follows (in thousands):

	Year ended December 31, 2011	Period from January 14, 2005 (inception) to December 31, 2011
Research and development	$16	$41
General and administrative	11	39

	$27	$80

Included in stock-based compensation expense is $1,000 and $7,000 of stock-based compensation expense related to non-employees for the year ended December 31, 2011 and the period from January 14, 2005 (inception) to December 31, 2011, respectively.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

The following table summarizes information about stock options as of December 31, 2011:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average remaining contractual life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.06 – $0.11	1,955,825	7.35	$0.09	1,296,322	$0.09
$0.40	33,300	4.63	0.40	33,300	0.40

$0.06 – $0.40	1,989,125	7.30	0.09	1,329,622	0.10

(9)	Income Taxes

As of December 31, 2011, the Company had federal and state net operating loss carry forwards of approximately $20,549,000 and $20,835,000, respectively, available to offset future taxable income. As of December 31, 2011, the Company had federal and state credit carryforwards of approximately $453,000 and $238,000, respectively, available to reduce future taxable income. The federal net operating loss carryforwards and federal research and development tax credits have a 20-year carryforward period and begin to expire in 2025. California net operating loss carryforwards have a ten-year carry forward period and begin to expire in 2019. California research and development tax credits have no expiration.

Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets as of December 31, 2011 are as follows:

Deferred tax assets:
Net operating loss carrying forwards	$8,389,000
Research and development tax credit carryforwards	691,000
Other	87,000

9,167,000
Less: valuation allowance	(9,167,000)

$—

Management establishes a valuation allowance for those deductible temporary differences when it is more likely than not that the benefit of such deferred tax assets will not be recognized. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate taxable income during the periods in which the temporary differences become deductible. Management considers the historical level of taxable income, projections for future taxable income, and tax planning strategies in making this assessment. Management’s assessment in the near term is subject to change if estimates of future taxable income during the carryforward period are reduced.

Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded. The valuation allowance increased by $2,040,000, for the year ended December 31, 2011.

Crux Biomedical, Inc.

(A Development Stage Company)

Notes to Financial Statements (Continued)

Utilization of the Company’s net operating loss carryforwards and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

No liability related to uncertain tax positions is recorded on the financial statements related to uncertain tax positions. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

The Company is open for audit by the U.S. Internal Revenue Service and state tax jurisdictions from inception in 2005 through 2011.

(10)	Commitments and Contingencies

(a)	Litigation

From time to time, the Company may be a party to various claims in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. Reserve estimates will be recorded when and if it is determined that a loss related matter is both probable and reasonably estimable. The Company had no pending or threatened litigation.

(b)	Operating Leases

The Company recorded $130,000 in rent expense for the year ended December 31, 2011 and $565,000 in rent expense for the period from January 14, 2005 (inception) to December 31, 2011.

(11)	Related Parties

In 2005, the Company entered into an assignment and royalty agreement with one of its founders (the “Royalty Agreement”) for an exclusive license to certain technology. Under this Royalty Agreement, the Company will pay its pay its founder a 2.5% royalty on the aggregate net sales price for licensed products sold by or on behalf of the Company. If the Company is obligated to pay royalties on the licensed products to third-parties, including its founder, then the Company may reduce the royalties payable to its founder under the Royalty Agreement, by the amount of the royalties paid to third parties.

(12)	Subsequent Events

Subsequent events have been evaluated through February 22, 2012, the date these financial statements were completed.

Pursuant to the terms of the Merger Agreement (see Note 1), Volcano paid approximately $36,000,000 in cash at closing, subject to adjustments for net working capital at closing (the “Closing Consideration”). Approximately $3,900,000 of the Closing Consideration was contributed to an escrow fund which will be available for 12 months following the closing of the Merger to indemnify Volcano and related indemnitees for certain matters, including breaches of representations and warranties and covenants made by the Company in the Merger Agreement.

In addition to the Closing Consideration, Volcano paid an additional $3,100,000 for certain of the Company’s expenses and agreed to pay a post-closing cash milestone payment of $3,000,000 upon FDA clearance of a 510(k) application submitted by Volcano on or before June 30, 2013 for a retrieval device currently being developed by the Company. Volcano also agreed to make additional payments for up to four years based on commercial sales of the Company’s products (measured on a product by product basis) following commercial launch of the applicable product if such commercial launch occurs on or before January 1, 2016 (for certain Company products) or July 1, 2017 (for one of the Company’s products and subject to extension in certain circumstances). In the event that Volcano has not achieved the applicable commercial launch for one of the Company’s products by June 30, 2016 (which date may be extended to June 30, 2017 by Volcano by making a payment of $4,000,000), Volcano will license back to the former Company stockholders certain intellectual property rights relating to that product. The commercial sales milestone payments are 62.5% of cumulative cash sales, as defined in the Merger Agreement.